UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 March 22, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 400,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Robert Sillerman
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Paul Kanavos
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brett Torino
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      400,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                400,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          400,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.2%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Rivacq LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF U.S. Hotel Co-Invest Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          PN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Connecticut
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Barry S. Sternlicht
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 123,200
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                123,200
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          423,200
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        High Desert Gaming, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB Partners
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        WC
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Illinois
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        LAMB, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 300,000
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        ISLE Investors, LLC
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 75,300
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      0
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                75,300
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0.6%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          OO
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Greg Carlin
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        AF
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      375,300
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                375,300
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          375,300
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.0%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

CUSIP NO. 769627100
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neil Bluhm
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)|_|
                                                                   (b)|X|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       SOURCE OF FUNDS

        OO
--------------------------------------------------------------------------------
5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
        2(d) or 2(e)                                         |_|

--------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                        7       SOLE VOTING POWER

      NUMBER OF                 0
      SHARES                    ------------------------------------------------
      BENEFICIALLY      8       SHARED VOTING POWER
      OWNED BY
      EACH                      300,000
      REPORTING                 ------------------------------------------------
      PERSON            9       SOLE DISPOSITIVE POWER

                                0
                                ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                300,000
                                ------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300,000
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
          |_|

--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON (See Instructions)

          IN
--------------------------------------------------------------------------------

      This Amendment No. 2 amends and supplements the Statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; and Neil Bluhm, with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      The Reporting Persons have entered into a Joint Filing Agreement, dated as of December 27, 2005, a copy of which was filed as Exhibit 10.1 to the Statement on December 28, 2005, and which is incorporated herein by reference. Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in
Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

      Response unchanged.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      The Reporting Persons have resumed discussions with the Company regarding the negotiation of a possible Acquisition Transaction. However, there can be no assurance that any such Acquisition Transaction can be negotiated. The Reporting Persons may, at any time and from time to time, review, reconsider or change their plans or proposals with respect to the foregoing, or terminate such discussions.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Response unchanged.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Response unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      None.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    Flag Luxury Riv, LLC


                                    By:    /s/ Paul Kanavos
                                           -------------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Flag Luxury Properties, LLC


                                    By:    /s/ Paul Kanavos
                                           -------------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    MJX Flag Associates, LLC


                                    By:    /s/ Robert Sillerman
                                           -------------------------------------
                                    Name:  Member
                                    Title: Robert Sillerman


                                    Flag Leisure Group, LLC


                                    By:    /s/ Paul Kanavos
                                           -------------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Sillerman Real Estate Ventures, LLC


                                    By:    /s/ Robert Sillerman
                                           -------------------------------------
                                    Name:  Robert Sillerman
                                    Title: Member


                                    Robert Sillerman


                                    /s/  Robert Sillerman
                                    --------------------------------------------


                                    Paul Kanavos


                                    /s/ Paul Kanavos
                                    --------------------------------------------

                                    Brett Torino

                                    /s/ Brett Torino
                                    --------------------------------------------


                                    Rivacq LLC


                                    By: SOF U.S. Hotel Co-Invest Holdings,
                                        L.L.C.
                                        ----------------------------------


                                        By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                            -----------------------------------


                                          By:   /s/ Barry S. Sternlicht
                                                --------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                        By: I-1/I-2 U.S. Holdings, L.L.C.
                                            -----------------------------


                                          By:    /s/ Barry S. Sternlicht
                                                 -------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.


                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                        -----------------------------------


                                       By:    /s/ Barry S. Sternlicht
                                              ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    By: I-1/I-2 U.S. Holdings, L.L.C.
                                        -----------------------------

                                       By:    /s/ Barry S. Sternlicht
                                              ----------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                    SOF-VII U.S. Hotel Holdings, L.L.C.


                                    By:    /s/  Barry S. Sternlicht
                                           -------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                    I-1/I-2 U.S. Holdings, L.L.C.


                                    By:    /s/  Barry S. Sternlicht
                                           -------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer

                                    Starwood Global Opportunity Fund VII-A, L.P.


                                    By:   SOF-VII Management, L.L.C.
                                          --------------------------------------
                                          Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Global Opportunity Fund VII-B, L.P.


                                    By:  SOF-VII Management, L.L.C.
                                    --------------------------------------------
                                    Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood U.S. Opportunity Fund VII-D, L.P.


                                    By: SOF-VII Management, L.L.C.
                                        ----------------------------------------
                                        Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood U.S. Opportunity Fund VII-D-2, L.P.


                                    By: OF-VII Management, L.L.C.
                                        ----------------------------------------
                                        Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer

                                    Starwood Capital Hospitality Fund I-1, L.P.


                                    By: SCG Hotel Management, L.L.C.
                                        ----------------------------------------
                                        Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Hospitality Fund I-2, L.P.


                                    By: SCG Hotel Management, L.L.C.
                                        ----------------------------------------
                                        Its general partner


                                        By: Starwood Capital Group Global,
                                            L.L.C.
                                            ------------------------------------
                                            Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    SOF-VII Management, L.L.C.


                                    By: Starwood Capital Group Global, L.L.C.
                                        ----------------------------------------
                                        Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    SCG Hotel Management, L.L.C.


                                    By: Starwood Capital Group Global, L.L.C.
                                        ----------------------------------------
                                        Its General manager


                                               By:    /s/ Barry S. Sternlicht
                                                      --------------------------
                                               Name:  Barry S. Sternlicht
                                               Title: Chief Executive Officer


                                    Starwood Capital Group Global, LLC


                                     By:    /s/ Barry S. Sternlicht
                                            ------------------------------------
                                     Name:  Barry S. Sternlicht
                                     Title: Chief Executive Officer

                                    Barry S. Sternlicht


                                    /s/  Barry S. Sternlicht
                                    --------------------------------------------


                                    High Desert Gaming, LLC


                                    By:    /s/  Greg Carlin
                                           -------------------------------------
                                    Name:  Greg Carlin
                                    Title: Manager


                                    LAMB Partners


                                    By: LAMB, LLC
                                        ----------------------------------------
                                        Its managing partner


                                        By:    /s/ Neil Bluhm
                                               ---------------------------------
                                        Name:  Neil Bluhm
                                        Title: Managing Member


                                    LAMB, LLC


                                    By:    /s/ Neil Bluhm
                                           -------------------------------------
                                    Name:  Neil Bluhm
                                    Title: Managing Member


                                    ISLE Investors, LLC


                                    By:    /s/ Greg Carlin
                                           -------------------------------------
                                    Name:  Greg Carlin
                                    Title: Manager


                                    Greg Carlin


                                    /s/ Greg Carlin
                                    --------------------------------------------


                                    Neil Bluhm


                                    /s/ Neil Bluhm
                                    --------------------------------------------


Dated: March 23, 2006